EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended September 30, 2022, Declares Quarterly Cash Dividend of $0.10 per Share

•
Both GAAP Net Investment Income (“GAAP NII”) and Adjusted Net Investment Income1 (“Adjusted NII”) were $7.7 million, or $0.10 per share for the third quarter, an increase of 8% and 27% from the prior quarter, respectively, providing third quarter dividend coverage of 105%, up from 97% and 82% of GAAP dividend coverage and adjusted dividend coverage, respectively, in the prior quarter. This compares to GAAP NII and Adjusted NII of $7.1 million and $6.0 million in the prior quarter, respectively. GAAP NII and Adjusted NII for the third quarter include fee and other one-time income of approximately $0.02 per share.
•
Net Asset Value (“NAV”) decreased to $332.0 million as of September 30, 2022, down 1.0% from $335.4 million as of June 30, 2022; NAV per share decreased slightly to $4.56 per share from $4.57 per share as of June 30, 2022.
•
The Company had strong gross deployments totaling $78.0 million during the third quarter, substantially all of which were in senior secured debt. During the third quarter, 16 new portfolio companies were added, bringing total portfolio companies at quarter-end to 111, up from 86 at the end of 2021 and 55 at the end of 2020. Gross repayments during the third quarter were $60.8 million, including full repayments from 5 existing portfolio companies.
•
The Company’s weighted-average portfolio yield as of September 30, 2022 increased to 10.5% based on total portfolio fair value, up from 9.1% as of June 30, 2022. The increase was largely driven by a rise in LIBOR and SOFR rates during the quarter.
•
Net leverage was 0.71x as of September 30, 2022, up from 0.64x as of June 30, 2022, primarily driven by net deployments during the third quarter. Total available liquidity, including cash, for deployment into portfolio company investments was approximately $124.9 million, subject to leverage and borrowing base restrictions.
•
Under the existing share repurchase program, 463,911 shares were repurchased during the third quarter for approximately $1.7 million at an average price of $3.68 per share, including brokerage commissions.

New York, November 3, 2022 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly dividend of $0.10 per share, payable on January 6, 2023 to stockholders of record at the close of business on December 16, 2022.

______________________________________

1Adjusted NII excludes the “hypothetical liquidation” basis capital gains incentive fee accrual (reversal) required under GAAP of zero and $(1.1) million for the third quarter and second quarter of 2022, respectively (refer to Supplemental Information for further details).

“We sustained our solid earnings momentum this quarter, demonstrating the strength of our increasingly diversified portfolio and our commitment to delivering solid risk-adjusted returns,” said James E. Keenan, Chairman and Interim CEO of the Company. “We are very pleased to announce that our NII exceeded our $0.10 dividend by 5% this quarter. Higher LIBOR and SOFR rates, an improved pricing environment on new originations, as well as strong fee income during the third quarter contributed to a 27% increase in adjusted quarterly NII. Our relatively modest leverage ratio of 0.71x allows us the flexibility to grow our portfolio and further increase its earnings power.

“Drawing upon the power of the BlackRock platform, we added 16 new portfolio companies during the quarter, substantially all of which were in senior secured debt. We have constructed a well-diversified portfolio with 111 portfolio companies as of the end of the quarter, representing significant progress from 47 portfolio companies at the end of 2019. We deployed $78 million in the third quarter on a gross basis – almost entirely in first lien loans. At the end of the quarter, 77% of our portfolio consisted of first lien investments, up from 74% at the end of 2021 and 34% at the end of 2019. Additionally, we reduced our non-core portfolio to less than 2% of our entire portfolio. This was driven by realization at par of our debt investment in MBS Opco, LLC ($12.2 million of proceeds including a $0.5 million distribution from our residual equity position in MBS Parent, LLC), previously our largest remaining non-core investment. We also fully exited our debt investments in Juul, Metricstream, Dude Solutions and Power Home. In each of these, we realized principal at par with an aggregate realized IRR of 11.6% across these names,” Mr. Keenan continued.

“Amidst the macroeconomic backdrop of high inflation, rising interest rates, supply chain constraints and softening consumer demand, we remain highly selective in underwriting new investments and vigilant in monitoring our existing portfolio. We believe that our portfolio is well positioned to withstand the impacts of an economic downcycle. During the third quarter, there were no new non-accrual investments.” Mr. Keenan concluded.

	September 30, 2022	December 31, 2021	December 31, 2020	December 31, 2019
Portfolio Composition
First Lien Debt	77%	74%	50%	34%
Second Lien Debt	17%	19%	27%	23%
Junior Capital[1]	6%	7%	23%	43%

Portfolio Company Count	111	86	55	47
Non-Core Assets
Portfolio Company Count[2]	4	5	6	9
Fair Market Value ("FMV", in Millions)	11	26	42	120
% of investments, at FMV	2%	5%	9%	16%

_______________________________________________

1.
Includes unsecured/subordinated debt and equity investments.
2.
Excludes portfolio companies with zero FMV.

Financial Highlights

	Q3 2022		Q2 2022		Q3 2021
($'s in millions, except per share data)[2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$7.7	$0.10	$7.1	$0.10	$4.9	$0.07
Net realized and unrealized gains/(losses)	$(2.1)	$(0.03)	$(9.7)	$(0.13)	$6.7	$0.09
Basic earnings/(losses)	$5.6	$0.08	$(2.5)	$(0.03)	$11.6	$0.16
Dividends declared	$7.3	$0.10	$7.4	$0.10	$7.4	$0.10
Net Investment Income/(loss), as adjusted[2]	$7.7	$0.10	$6.0	$0.08	$6.2	$0.08
Basic earnings/(losses), as adjusted[1]	$5.6	$0.08	$(3.6)	$(0.05)	$12.9	$0.17

________________________________________________

1.
Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal), if any, under GAAP. See Supplemental Information.
2.
Totals may not foot due to rounding.

($'s in millions, except per share data)	September 30, 2022	June 30, 2022	December 31, 2021	September 30, 2021

Total assets	$612.0	$585.3	$572.0	$575.9
Investment portfolio, at FMV	$574.6	$557.4	$552.6	$558.1
Debt outstanding	$260.9	$237.0	$196.9	$201.4
Total net assets	$332.0	$335.4	$349.7	$350.9
Net asset value per share	$4.56	$4.57	$4.73	$4.74
Net leverage ratio[1]	0.71x	0.64x	0.56x	0.57x

_______________________________________________

1.
Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•
Reduced Exposure in Non-core Legacy Portfolio: During the third quarter, the Company received total proceeds of $12.2 million from our debt and equity investments in MBS Opco, LLC and MBS Parent, LLC, which was comprised of the full exit of our $11.7 million debt position at par and a $0.5 million distribution from our equity position for which we still hold a residual position. The non-core portfolio stood at less than 2%, at fair value, of our entire portfolio as of September 30, 2022.
•
Other Junior Capital Exposure: As of September 30, 2022, the Company’s other junior capital (including unsecured/subordinated debt and equity) exposure, excluding non-core assets, remained low at 5% of the portfolio, down from 6% at December 31, 2021, 21% at December 31, 2020, and 40% at December 31, 2019.
•
Share Repurchase Program: During the third quarter, 463,911 shares were repurchased for $1.7 million at an average price of $3.68 per share, including brokerage commissions. On November 2, 2022, authorization to repurchase the remaining 6,598,268 shares expired. On October 28, 2022, the Company’s Board of Directors authorized the Company to purchase up to a total of 8,000,000 shares, commencing on November 7, 2022 and effective until the earlier of November 6, 2023 or such time that all of the authorized shares have been repurchased, subject to the terms of a share repurchase program, if in effect.

Third Quarter Financial Updates

•
Both GAAP NII and Adjusted NII were $7.7 million, or approximately $0.10 per share, for the three months ended September 30, 2022, an increase of 8% and 27% from the prior quarter, respectively. The increase in NII was driven partially by $1.3 million in fee and other one-time income received during the quarter on portfolio company repayments, as compared to $0.4 million in the prior quarter. Relative to our dividend declared of $0.10 per share, GAAP NII dividend coverage was 105%, up from 97% from the prior quarter. Adjusted NII dividend coverage was also 105% for the third quarter, up from 82% in the prior quarter.
•
NAV decreased to $332.0 million at September 30, 2022, down 1.0% from $335.4 million at June 30, 2022; NAV per share decreased to $4.56 per share from $4.57 per share as of June 30, 2022. The NAV decrease was driven by $2.4 million of net unrealized losses across the investment portfolio and our interest rate swap position, partially offset by $0.4 million of gains realized during the quarter.
•
For the quarter ended September 30, 2022, we incurred management fees of $2.1 million, and incentive fees based on income of $1.6 million. As of September 30, 2022, there was a total of $1.7 million of incentive fees based on income accrued, but for which payment to the investment advisor has been deferred pursuant to our investment management agreement.
•
For the quarter ended September 30, 2022, no capital gains incentive fee was accrued (refer to Supplemental Information below for further details) and at September 30, 2022, the balance of accrued incentive fees on capital gains was zero.

Portfolio and Investment Activity*

	Three Months Ended
($’s in millions)	September 30, 2022	June 30, 2022	September 30, 2021

Investment deployments	$78.0	$73.5	$62.8
Investment exits	$60.8	$25.1	$61.6
Number of portfolio company investments at the end of period	111	100	78
Weighted average yield of debt and income producing equity securities, at FMV	10.6%	9.3%	8.4%
% of Portfolio invested in Secured debt, at FMV	94%	94%	88%
% of Portfolio invested in Unsecured/subordinated debt, at FMV	4%	4%	5%
% of Portfolio invested in Equity, at FMV	2%	2%	7%
Average investment by portfolio company, at amortized cost	$5.8	$6.3	$8.2

*Balance sheet amounts and yield information above are as of period end.

•
We deployed $78.0 million during the quarter while exits and repayments totaled $60.8 million, resulting in a $17.2 million net increase in our portfolio.
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Deployments consisted of 16 new portfolio companies and 7 investments/fundings into existing portfolio companies, which are outlined as follows:

New Portfolio Companies

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$11.1 million SOFR ("S") + 6.75% first lien term loan, $2.9 million unfunded delayed draw term loan ("DDTL"), and $1.1 million unfunded revolver to ICIMS, Inc., a cloud-based human resources and recruiting software company;

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$7.1 million S + 6.75% first lien term loan and $2.0 million unfunded DDTL to GC Champion Acquisition LLC (Numerix), a software provider for valuation and risk management of derivatives and structured products;
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$7.0 million S + 8.00% first lien term loan to Jobvite, Inc. (Employ, Inc.), a provider for talent acquisition software and outsourced recruiting services;
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$5.4 million S + 6.25% first lien term loan, $1.1 million unfunded DDTL, and $0.5 million unfunded revolver to Accordion Partners, LLC, a private equity focused financial consulting and technology firm;
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$5.2 million S + 9.00% first lien term loan and $1.7 million unfunded DDTL to Freedom Financial Network Funding, LLC, a personal finance company;
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$4.1 million S + 5.75% first lien term loan, $1.0 million unfunded DDTL, and $0.5 million unfunded revolver to AmeriLife Holdings, LLC, a provider of life and health insurance, annuities, and retirement planning solutions;
▪
$4.1 million S + 6.25% first lien term loan and $0.3 million unfunded revolver to Sailpoint Technologies Holdings, Inc., an enterprise identity security solutions provider;
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$3.8 million S + 7.25% first lien term loan to Spartan Bidco Pty Ltd (StarRez), a residential accommodation software provider;
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$3.2 million S + 6.25% first lien term loan and $0.3 million unfunded revolver to Fusion Holding Corp. (Finalsite), a provider of digital communication and software solutions for K-12 schools;
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$1.9 million S + 7.50% first lien term loan to Anaconda, Inc., an open source package manager for programming languages;
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$1.9 million S + 6.88% first lien term loan, $1.5 million unfunded DDTL, and $0.3 million unfunded revolver to GTY Technology Holdings, Inc., a provider of vertical SaaS/cloud solutions for the public sector;
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$1.9 million S + 7.00% first lien term loan to Gympass US, LLC, a business-to-business wellness platform;
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$1.4 million S + 6.00% first lien term loan, $0.9 million unfunded DDTL, and $0.2 million unfunded revolver to Pueblo Mechanical and Controls, LLC, a commercial HVAC, plumbing, and controls operator;
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$0.4 million S + 6.75% first lien term loan and $0.1 million unfunded DDTL to Streamland Media MidCo LLC, a post-production services company for TV, feature films and other media;
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$0.4 million S + 6.50% first lien term loan to Fusion Risk Management, Inc., a provider for business continuity and risk management software solutions; and
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$0.3 million S + 6.50% first lien term loan to Opco Borrower, LLC (Giving Home Health Care), a provider of home health, home aid and skilled nursing services.

Incremental Investment /Funding Primarily in the Following Existing Portfolio Companies

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$6.8 million S + 6.50% first lien term loan to Syntellis Parent, LLC (Axiom Software);
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$4.7 million S + 7.00% first lien DDTL funding to SumUp Holdings Luxembourg S.A.R.L.;
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$3.5 million LIBOR + 5.50% first lien term loan to Calceus Acquisition, Inc. (Cole Haan);
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$1.7 million S + 6.50% to Homerenew Buyer, Inc. (Project Dream), including $1.6 million of first lien DDTL funding and $0.1 million of first lien revolver funding;
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$1.6 million S + 6.00% first lien DDTL funding to Peter C. Foy & Associates Insurance Services, LLC (PCF Insurance);
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$0.7 million to Alpine Acquisition Corp II (48Forty), including $0.3 million of first lien DDTL funding (S + 5.50%) and $0.4 million of first lien revolver funding (PRIME + 4.50%); and
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$0.6 million S + 6.00% first lien DDTL funding to Wealth Enhancement Group, LLC.

▪
Sales, exits, and repayments were primarily concentrated in five complete exits of portfolio company investments, and the full debt repayment/equity distribution from our largest remaining non-core legacy portfolio company, with a total of $1.3 million in fee and other one-time income generated in excess of principal repaid on these transactions:
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$13.0 million full repayment of first lien term loan in Juul Labs, Inc. at par;
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$12.5 million full repayment of first lien term loans in Metricstream, Inc. at par;
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Total proceeds of $12.2 million from our non-core debt and equity investments in MBS, which was comprised of the full exit of our $11.7 million debt position at par and a $0.5 million distribution from our equity position for which we still hold a residual value;
▪
$9.9 million full repayment at par of Dude Solutions Holdings, Inc., including $9.2 million of first lien term loan and $0.7 million of revolver;
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$9.0 million full repayment of second lien term loans in AmeriLife Holdings, LLC at par; and
▪
$2.5 million full repayment of first lien term loan in PHRG Intermediate LLC at par.
•
During the quarter ended September 30, 2022, there were no new non-accrual investments. As of September 30, 2022, there were three non-accrual investment positions, representing approximately 3.4% and 11.9% of total debt and preferred stock investments, at fair value and cost, respectively.
•
The weighted average internal investment rating of the portfolio at FMV at September 30, 2022 declined slightly to 1.28 as compared to 1.27 at June 30, 2022 and improved from 1.33 at September 30, 2021.
•
During the quarter ended September 30, 2022, net realized and unrealized losses were $(2.1) million, primarily attributable to general market declines on our existing portfolio, the reversal of unrealized gains and losses previously recorded due to portfolio company exits and unrealized losses on our interest rate swap, partially offset by $0.4 million of gains realized during the quarter.

Liquidity and Capital Resources

•
At September 30, 2022, we had $29.9 million in cash and cash equivalents and $95.0 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $124.9 million of availability for deployment into portfolio company investments including current unfunded commitments, and for general use in the normal course of business. Committed but unfunded portfolio obligations at September 30, 2022 were $70.9 million, at par. We believe there is sufficient liquidity to meet all of the Company’s obligations and deploy new capital consistent with our strategy.
•
Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.71x at quarter-end, and our 226% asset coverage ratio provided the Company with additional debt capacity of $95.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of September 30, 2022, approximately 85% of our assets were invested in qualifying assets, exceeding the 70% requirement for a business development company under Section 55(a) of the Investment Company Act of 1940.
•
For the third quarter of 2022, the Company declared a cash dividend of $0.10 per share, payable on January 6, 2023 to stockholders of record at the close of business on December 16, 2022.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Friday, November 4, 2022, to discuss its third quarter 2022 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 502-9276 or from outside the United States, +1 (786) 460-7166, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 8305226). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation Third Quarter 2022 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active fifteen minutes prior to the scheduled start time.

The teleconference and the webcast will be available for replay by 3:00 p.m. on Friday, November 4, 2022 and ending at 3:00 p.m. on Friday, November 18, 2022. The replay of the teleconference can be accessed via the following link:

BlackRock Capital Investment Corporation Third Quarter 2022 Earnings Call Replay. To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (https://www.blackrockbkcc.com/investors/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

Formed in 2005, BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	September 30, 2022	December 31, 2021
Assets	(Unaudited)
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $559,525,663 and $520,501,274)	$551,835,929	$526,504,945
Non-controlled, affiliated investments (cost of $4,866,587 and $5,027,616)	4,303,205	4,131,978
Controlled investments (cost of $84,922,381 and $89,097,765)	18,442,000	21,927,071
Total investments at fair value (cost of $649,314,631 and $614,626,655)	574,581,134	552,563,994
Cash and cash equivalents	29,859,866	12,750,121
Interest, dividends and fees receivable	3,327,314	3,671,722
Due from broker	1,878,136	—
Deferred debt issuance costs	1,170,130	1,511,418
Receivable for investments sold	415,514	690,550
Prepaid expenses and other assets	722,184	788,469
Total assets	$611,954,278	$571,976,274
Liabilities
Debt (net of deferred issuance costs of $1,050,269 and $425,272)	$260,949,731	$196,875,330
Dividends payable	7,312,237	7,392,972
Payable for investments purchased	3,532,831	11,679,798
Management fees payable	2,118,115	2,122,519
Income incentive fees payable	1,690,745	170,002
Accrued capital gains incentive fees	—	1,544,569
Interest and debt related payables	1,315,162	601,379
Interest Rate Swap at fair value	1,214,658	—
Accrued administrative expenses	345,707	384,225
Accrued expenses and other liabilities	1,441,349	1,553,507
Total liabilities	279,920,535	222,324,301
Net assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,481,797 and 84,478,251 issued and 72,890,231 and 73,876,987 outstanding	84,482	84,478
Paid-in capital in excess of par	848,052,543	852,360,178
Distributable earnings (losses)	(443,881,330)	(434,303,297)
Treasury stock at cost, 11,591,566 and 10,601,264 shares held	(72,221,952)	(68,489,386)
Total net assets	332,033,743	349,651,973
Total liabilities and net assets	$611,954,278	$571,976,274
Net assets per share	$4.56	$4.73

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$14,733,808	$11,247,240	$37,986,722	$28,507,317
Non-controlled, affiliated investments	—	—	—	11,867
Controlled investments	—	—	—	718,571
PIK interest income:
Non-controlled, non-affiliated investments	376,854	436,929	626,012	2,033,318
Non-controlled, affiliated investments	114,909	123,521	347,377	360,535
Dividend income (excluding PIK):
Non-controlled, affiliated investments	—	—	—	71,500
Controlled investments	—	483,038	—	1,531,013
PIK dividend income:
Non-controlled, non-affiliated investments	81,188	—	235,799	—
Other income:
Non-controlled, non-affiliated investments	718,634	223,598	1,280,725	410,588
Total investment income	16,025,393	12,514,326	40,476,635	33,644,709
Operating expenses
Interest and other debt expenses	3,337,735	2,973,408	8,927,377	8,695,681
Management fees	2,118,115	2,086,219	6,125,146	5,661,669
Incentive fees on income	1,621,402	79,383	1,709,758	79,383
Incentive fees on capital gains(1)	—	1,291,952	(1,544,569)	1,291,952
Administrative expenses	345,707	333,057	1,010,476	970,058
Professional fees	214,022	301,976	724,368	968,969
Insurance expense	187,022	204,197	582,894	605,158
Director fees	149,375	158,125	455,625	464,375
Investment advisor expenses	25,819	87,500	77,457	262,500
Other operating expenses	363,161	167,737	1,129,757	781,251
Total expenses, before incentive fee waiver	8,362,358	7,683,554	19,198,289	19,780,996
Incentive fee waiver	—	(79,383)	—	(79,383)
Total expenses, net of incentive fee waiver	8,362,358	7,604,171	19,198,289	19,701,613
Net investment income(1)	7,663,035	4,910,155	21,278,346	13,943,096
Realized and unrealized gain (loss) on investments, Interest Rate Swap and foreign currency:
Net realized gain (loss):
Non-controlled, non-affiliated investments	370,660	22,048,077	1,196,573	21,408,576
Non-controlled, affiliated investments	—	—	—	(7,989,591)
Controlled investments	—	524,445	—	(10,515,629)
Net realized gain (loss)	370,660	22,572,522	1,196,573	2,903,356
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	(1,281,032)	(17,434,641)	(13,693,406)	19,898,636
Non-controlled, affiliated investments	102,585	31,709	332,256	7,019,899
Controlled investments	(232,073)	1,522,554	690,314	16,349,397
Interest Rate Swap	(1,015,964)	—	(1,214,658)	—
Foreign currency translation	—	—	—	(285,360)
Net change in unrealized appreciation (depreciation)	(2,426,484)	(15,880,378)	(13,885,494)	42,982,572
Net realized and unrealized gain (loss)	(2,055,824)	6,692,144	(12,688,921)	45,885,928
Net increase (decrease) in net assets resulting from operations	$5,607,211	$11,602,299	$8,589,425	$59,829,024
Net investment income per share—basic(1)	$0.10	$0.07	$0.29	$0.19
Earnings (loss) per share—basic(1)	$0.08	$0.16	$0.12	$0.81
Weighted average shares outstanding—basic	73,170,323	74,081,693	73,551,057	74,221,550
Net investment income per share—diluted(1)(2)	$0.10	$0.07	$0.29	$0.19
Earnings (loss) per share—diluted(1)(2)	$0.08	$0.15	$0.12	$0.73
Weighted average shares outstanding—diluted	73,170,323	91,075,430	83,884,141	91,215,287
(1)
Net investment income and per share amounts displayed above are net of the accrual (reversal) for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the nine month period ended September 30, 2022 and for the three and nine month periods ended September 30, 2021. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.
(2)
For the nine month period ended September 30, 2022, the impact of the hypothetical conversion of the 2022 Convertible Notes was antidilutive.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive fees based on capital gains (if any) by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that incentive fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets, geopolitical conditions and other parameters could cause actual results to differ from estimates and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains incentive fee will become payable. Incentive fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Investment Advisers Act of 1940 and the Company’s investment management agreement. For a more detailed description of the Company’s incentive fees, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP Basis:
Net Investment Income	$7,663,035	$4,910,155	$21,278,346	$13,943,096
Net Investment Income per share	0.10	0.07	0.29	0.19
Addback: GAAP incentive fee (reversal) based on capital gains	—	1,291,952	(1,544,569)	1,291,952
Addback: GAAP incentive fee based on Income net of incentive fee waiver (if any)	1,621,402	—	1,709,758	—
Pre-Incentive Fee[1]:
Net Investment Income	$9,284,437	$6,202,107	$21,443,535	$15,235,048
Net Investment Income per share	0.13	0.08	0.29	0.21
Less: Incremental incentive fee based on Income net of incentive fee waiver (if any)	(1,621,402)	—	(1,709,758)	—
As Adjusted[2]:
Net Investment Income	$7,663,035	$6,202,107	$19,733,777	$15,235,048
Net Investment Income per share	0.10	0.08	0.27	0.21
1.
Pre-Incentive Fee: Amounts are adjusted to remove all incentive fees. Such fees have been accrued (reversed) but are not due and payable at the reporting date.
2.
As Adjusted: Amounts are adjusted to remove the GAAP accrual (reversal) for incentive fee based on capital gains (if any) and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no incentive fee on capital gains was realized and payable to the Advisor during the three and nine month periods ended September 30, 2022 and 2021, respectively. Under the current investment management agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, inflation, credit risk, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 2, 2022, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.